UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of earliest event reported): August 30, 2006
GREAT WESTERN LAND AND RECREATION, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-18808	13-3530765

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID No.)
7373 North Scottsdale Road, Suite C-140, Scottsdale, Arizona 85253
(Address of principal executive office) (Zip Code)
Registrant’s telephone number, including area code: (480) 949-6007

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simujltaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐	Soliciting material pursuant to rule 14a-12under the Exchange Act (17CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c)

GREAT WESTERN LAND AND RECREATION, INC.
FORM 8-K
CURRENT REPORT

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
(c) Christopher Heidmann was appointed Acting Chief Financial Officer effective August 30, 2006. Mr. Heidmann has served as Corporate Controller for Great Western Land and Recreation, Inc. since January 2006. From January 2003 to December 2005, Mr. Heidmann served as Assistant Controller for Great Western Land and Recreation, Inc. From May 2000 to April 2003, Mr. Heidmann served as Controller for Richard Best Development, LLC.
     Susan Savage joined Great Western Land and Recreation in August 2006 and was appointed Treasurer effective August 30, 2006. Prior to joining Great Western Land and Recreation, Inc., Ms. Savage took a sabbatical for family reasons. From 1995 to 2005, Ms. Savage was Owner and President of MS Equities, Inc., a commercial real estate development company.

ITEM 8.01	OTHER EVENTS
Attached to this Current Report as Exhibit 99 is a copy of a news release for Great Western Land and Recreation, Inc. dated August 31, 2006 titled “Great Western Land & Recreation Announces $20 Million Investment in Six Movie Productions of Arizona Movie Studio.” This transaction is subject to negotiation and execution of a definitive agreement.

Exhibit No.	Description
99	News release for Great Western Land and Recreation, Inc. dated August 31, 2006 titled “Great Western Land & Recreation Announces $20 Million Investment in Six Movie Productions of Arizona Movie Studio.”
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 1, 2006	GREAT WESTERN LAND AND RECREATION, INC.
	By:	/s/ Jay N. Torok
Jay N. Torok, Chairman and CEO